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                                                                               1

                                                                    EXHIBIT 99.5


                        PRESENTATION TO THE
                        FIRECRACKER SPECIAL COMMITTEE




                        REGARDING
                        PROJECT FIRECRACKER



                        GOLDMAN, SACHS & CO.
                        JULY 12, 1999
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                                                                               2

TABLE OF EXHIBITS
PROJECT FIRECRACKER


                                                   EXHIBIT


PROCESS OVERVIEW                                      I

FIRECRACKER OVERVIEW                                  II

FIRECRACKER TRADING ANALYSIS                          III

SUMMARY OF ALTERNATIVES CONSIDERED AND PROCESS        IV

SUMMARY OF SHP ACQUISITION PROPOSAL                   V

OVERVIEW OF CURRENT LODGING ENVIRONMENT               VI

VALUATION ANALYSIS                                    VII

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                                                                               3

                                   EXHIBIT I

PROCESS OVERVIEW

IN THE PROCESS OF EVALUATING SHP ACQUISITION'S OFFER, GOLDMAN SACHS CONDUCTED AN OPEN AUCTION FOR THE ALL-CASH SALE OF FIRECRACKER


 .    Public  announcement of offer by SHP Acquisition (a company newly organized by Westbrook Real Estate Fund III, L.P. and certain of its affiliates, Robert Alter and certain management personnel of Firecracker's Lessee, and certain affiliates of Firecracker) to purchase Firecracker made on April 5, 1999

 .    Special  Committee  appointed  Goldman Sachs and announced its intention to consider Firecracker's alternatives on April 19, 1999

 .    Broad market interest was solicited

     --   38 potential bidders initially contacted
     --   20 potential bidders received the Sunstone Information Package
     --   3 bidders submitted preliminary bids on May 10-11, 1999
     -- SHP Acquisition and one additional bidder, Apollo Real Estate Capital Advisors IV, Inc. ("Apollo"), were invited into second round of bidding with comprehensive due diligence, including data room visits and property tours, and contract negotiation

 .   Extensive month-long contract negotiations conducted with SHP Acquisition

     -- On June 24, 1999, the Special Committee authorized final negotiations with SHP Acquisition
     -- Firecracker and SHP Acquisition made substantial progress toward negotiation of a definitive merger agreement by Wednesday, June 30, 1999 (subject to approval of the Special Committee)


 .    One week contract discussions with, and additional due diligence by, Apollo

     -- On July 1, 1999, the Special Committee elected not to accept SHP Acquisition's offer at that time in order to allow Apollo to submit a final proposal on the final bid date (July 9, 1999)

 .    Final  proposals  received from each of SHP  Acquisition and Apollo on July
     9,1999, including contract mark-ups and financing term sheets


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                                                                               5

                                  EXHIBIT II
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                                                                               6

FIRECRACKER OVERVIEW

--------------------------------------------------------------     --------------------------------------------------------------
                       COMPANY OVERVIEW                                                  FINAL OVERVIEW(A)
--------------------------------------------------------------     --------------------------------------------------------------
 .    Firecracker is a self-administered real estate investment     CURRENT STOCK PRICE (7/9/1999):             $9.00
     trust ("REIT") that through its 94.6% ownership  interest
     in Firecracker, LP (the "Operating Partnership") owns and     DIVIDEND / DIVIDEND YIELD:              $1.14 / 12.7%
     leases  primarily  full-service,  mid-priced  hotels  and
     limited-service  hotels  located  in  Minnesota  and  the                                      1999E (C)         2000E (C)
     Pacific  and  Mountain  regions  of  the  western  United     --------------------------------------------------------------
     States. The Company focuses on acquiring  underperforming     FFO/SHARE                         $1.45             $1.57
     and    undercapitalized     hotels    with    re-branding
     opportunities  that are in strong markets.  Since its IPO     ANNUAL FFO/SHARE GROWTH             3.6%              8.3%
     as   a   predominantly    limited-service   hotel   REIT,
     Firecracker  has  transformed  itself  primarily  into  a     FFO MULTIPLE                        6.2x             5.7x
     full-service  hotel company through  acquisitions and its
     renovation/repositioning  strategy.  As of June 1999, the     EBITDA ($ MILLIONS)               $91.7            $100.7
     Company's  portfolio  consisted  of 59 hotels with 10,525
     rooms including one hotel currently under development.        EBITDA MULTIPLE                     9.0x              8.2x
                                                                   --------------------------------------------------------------
 .    HEADQUARTERS: San Clemente, CA

--------------------------------------------------------------     --------------------------------------------------------------
               FINANCIAL OVERVIEW ($ MILLIONS)                                           SENIOR MANAGEMENT
--------------------------------------------------------------     --------------------------------------------------------------

NET DEBT (B):                                      $436.9          NAME                            TITLE
                                                                   --------------------------------------------------------------
EQUITY MARKET CAP (A):                             $360.2          Robert Alter (f)                Chairman and CEO

PREFERRED STOCK (A):                                $25.0          Charles Biederman (f)           Vice Chairman and Executive VP

TOTAL MARKET CAP (A):                              $822.1          Terrence Crowley                Chief Operating Officer

NET DEBT/TOTAL MARKET CAP:                          53.1%          Daniel Lutz                     Corporate Controller and VP

UPREIT:                                               YES          Ken Coatsworth                  Director of Finance

COMMON SHARES OUTSTANDING:                        37.9 MM          . TOTAL BOARD MEMBERS: (D)                                 9

OP UNITS:                                          2.1 MM          . TOTAL INDEPENDENT BOARD MEMBERS:                         6

IPO DATE:                                         8/10/95          . INSIDER OWNERSHIP AND WESTBROOK REAL ESTATE FUND I,    8.9%
                                                                        L.P. OWNERSHIP (D) (E):
BANK LOAN RATINGS (MOODY'S/S&P):                BA2 / BB-

[FN]
(a)  As of 7/9/1999.
(b) Net debt at 10/31/1999 estimated by Firecracker management (versus $396.6 at 3/31/99). Assumes no dividend is paid in respect of second quarter.
(c) Source: Projections dated 6/28/1999 prepared by independent consultants hired by Firecracker management at the direction of the Special Committee.
(d)  Source: Firecracker Proxy, 5/24/1999.
(e) Includes Westbrook Real Estate Fund I, L.P. holdings of 2,290,262 shares of common stock. Does not include 1,699,605 shares of common stock initially issuable to Westbrook upon the conversion of its Preferred Stock.
(f) Affiliated with SHP Acquisition, the entity that made an offer to Firecracker disclosed on 4/5/1999.

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                                                                               7

FIRECRACKER OVERVIEW

LEGAL AND ORGANIZATIONAL STRUCTURE


[GRAPHIC]



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                                                                               8

CAPTION>
FIRECRACKER OVERVIEW

HISTORICAL AND MANAGEMENT PROJECTED CONSOLIDATED BALANCE SHEET
($ IN THOUSANDS)

ASSETS                                                    3/31/1999A       10/31/1999E (B)(C)
                                                    ----------------       ------------------
Investments in Hotel Properties, Net                        $842,323                 $880,918
Other Real Estate Investment Properties, Net                  19,410                   19,890
Cash and Cash Equivalents                                        663                    7,555
Restricted Cash                                                3,173                       --
Rent Receivable - Lessee                                      12,347                   15,615
Notes Receivable                                               1,674                    1,590
Other Assets                                                   9,462                    5,403
                                                    ----------------       ------------------
   Total Assets                                             $889,052                 $930,971
                                                    ================       ==================

LIABILITIES AND STOCKHOLDER'S EQUITY
Revolving Line of Credit                                    $287,500                 $300,300
Notes Payable                                                109,747                  144,178
Accounts Payable and Other Accrued Expenses                   21,761                   13,690
Distributions Payable to Preferred Shareholders                  492                    1,171
                                                    ----------------   ----------------------
   Total Liabilities                                         419,500                  459,339

Minority Interest                                             25,069                   23,671

Stockholder's Equity (a)                                     444,483                  447,961
                                                    ================   ======================
   Total Liabilities and Stockholder's Equity               $889,052                 $930,971
                                                    ================   ======================

[FN]
(a) Includes Class A Convertible Preferred Stock with a liquidation value of $25 million.
(b)  Assumes no dividend is paid in respect of second quarter.
(c) Estimated by Firecracker management on 7/8/1999. Does not take into account Firecracker's transaction costs.


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                                                                               9

FIRECRACKER OVERVIEW

HISTORICAL AND MANAGEMENT PROJECTED INCOME STATEMENT
($ IN THOUSANDS, EXCEPT PER SHARE)



                                                                       HISTORICAL
                                              --------------------------------------------------------
                                                1997A       1998A     AS OF MAY 1998A  AS OF MAY 1999A   1999E (A)   2000E (A)
---------------------------------------------------------------------------------------------------------------------------------
ADR                                           $  76.06    $  83.15         $ 81.08         $  85.83       $  86.81     $  90.77
Occupancy Rate                                    70.9%       65.9%           63.3%            65.0%          68.5%        70.1%
RevPAR                                        $  53.92    $  54.81         $ 51.35         $  55.82       $  59.46     $  63.63
                               Growth (c)                      1.7%                             8.7%           8.5%         7.0%

Total Revenue                                 $ 45,151    $ 99,155         $39,484         $ 40,896       $110,018     $119,946
Real Estate Property Taxes
   & Insurance                                  (4,670)    (11,409)         (5,362)          (5,081)      (13,392)     (14,004)
General & Administrative                        (1,890)     (5,344)         (2,468)          (2,342)       (4,957)      (5,205)
EBITDA (B)                                      38,591      82,402          31,655           33,474         91,670      100,737
                               Growth (c)                    113.5%                             5.7%          11.2%         9.9%

Funds From Operations (FFO)                     32,000      60,695          23,439           22,440         60,491       65,516
FULLY DILUTED FFO/SHARE
   AND UNIT                                   $  1.34     $   1.40         $  0.60         $   0.54        $  1.45     $   1.57
                               Growth (c)                      4.5%                           -10.2%           3.6%         8.3%

Dividend/Share                                $  1.03     $   1.11              NA               NA             NA
                               Growth (c)                      7.8%
---------------------------------------------------------------------------------------------------------------------------------

(a) Projections dated 06/28/1999 prepared by independent consultants hired by Firecracker management at the direction of the Special Committee.
(b) Lease revenue less property taxes and insurance less general and administrative expense. Does not include cost of withdrawn debt offering of $1.45 million in 1998 or loss on the sale of hotel properties of $489,500 in 1999.
(c)  Growth with respect to previous comparable period.

FIRECRACKER OVERVIEW

ISSUES TO CONSIDER AS A GOING CONCERN


 .    Access to capital for growth is significantly impaired in the current market environment

     -- The negative lodging environment of the past eighteen months is unlikely to turn around in the near-term
     -- Mid-scale, full-service and limited-service properties with limited barriers to entry are vulnerable to overbuilding and deteriorating supply/demand fundamentals

 .    Firecracker's stock has under-performed other lodging stocks in 1998 and
     1999 year to date

     -- On January 27, 1999, the Company announced 1998 year-end FFO of $1.40 per share, $0.08 below consensus estimates; the stock dropped 16.5% that day on the announcement
     -- Actual first quarter 1999 FFO per share results were $0.34 versus consensus Street estimates of $0.38 per share at the beginning of the year

 .    A renovation program which ran over budget and behind schedule has left
     Firecracker with significant cash flow constraints which are not fully understood by the research community

     -- With lower than expected lease revenue, Firecracker must consider selling assets, refinancing properties and postponing additional hotel renovations in order to meet its ongoing obligations
     -- Firecracker is unlikely to be able to fund its second quarter and third quarter 1999 dividends unless it completes some asset sales-- Firecracker is in jeopardy of violating a borrowing capacity covenant under its Credit Facility in July 1999

 .    Ongoing concerns exist with respect to Firecracker's REIT/Lessee conflicted structure (a)

     --   Historically, the Lessee has been operated at a loss
     -- Currently, the Lessee is operating above breakeven, but at the expense of reduced revenues and thus reduced rent payments to Firecracker


(a) Sunstone Hotel Properties, Inc. (the "Lessee") operates all of Firecracker's properties under separate 10-year leases for each property (see Legal and Organization Structure).


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
FIRECRACKER OVERVIEW

PROPERTY-LEVEL PERFORMANCE:  BUDGETED VS. ACTUAL INCOME STATEMENT
($ IN THOUSANDS)

                                                        1998                                            AS OF MAY 1999
                                 -------------------------------------------------    ----------------------------------------------
                                    BUDGET(A)     Actual     Difference    Percent    Budget(A)     Actual    Difference    Percent
------------------------------------------------------------------------------------------------------------------------------------
REVENUE
Room                                $214,119     $204,492    $ (9,627)       -4.5%    $  93,124     $ 86,354  $ (6,770)     -7.3%
Food and Beverage                     42,018       41,857        (161)       -0.4%       15,662       14,733      (929)     -5.9%
Other                                 20,599       27,247       6,648        32.3%        8,195       10,800    (2,604)     31.8%
                                    --------     --------    --------       ------    ---------     --------  --------     ------
  Total Revenue                      276,736      273,596      (3,140)       -1.1%      116,982      111,887    (5,095)     -4.4%

DEPARTMENTAL EXPENSES
Room                                  47,210       47,585        (375)       -0.8%       19,496       16,587     2,909      14.9%
Food and Beverage                     33,496       34,474        (978)       -2.9%       11,908       11,401       507       4.3%
Other                                 13,281       17,382      (4,101)      -30.9%        5,511        9,077    (3,566)    -64.7%
                                    --------     --------    --------       ------    ---------     --------  --------     ------
  Total Departmental Expenses         93,988       99,441      (5,453)       -5.8%       36,915       37,065      (150)     -0.4%

UNDISTRIBUTED EXPENSES
General and Administrative (b)        21,109       28,697      (7,588)      -35.9%        8,635       11,150    (2,515)    -29.1%
Advertising and Promotion             13,001       20,719      (7,718)      -59.4%        5,468        5,077       391       7.1%
Repairs and Maintenance               11,581       11,314         267         2.3%        4,625        4,114       512      11.1%
Utilities                             11,373       10,960         413         3.6%        4,551        3,841       710      15.6%
Other                                  9,725         --         9,725       100.0%        4,144        3,896       248       6.0%
                                    --------     --------    --------       ------    ---------       ------  --------     ------
  Total Undistributed Expenses        66,789       71,690      (4,901)       -7.3%       27,423       28,077      (655)     -2.4%

GROSS OPERATING PROFIT               115,959      102,465     (13,494)      -11.6%       52,644       46,744    (5,900)    -11.2%

REIT LEASE REVENUE                   102,673       98,682      (3,991)       -3.9%       44,641       40,638    (4,003)     -9.0%

--------------------------------------------------------------------------------

(a)  Prepared by the Lessee.
(b)  Includes corporate overhead of the Lessee.
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                                                                              12

FIRECRACKER OVERVIEW

REVIEW OF YEAR-TO-DATE PROPERTY-LEVEL MONTHLY PERFORMANCE


[GRAPHIC CHART]



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
FIRECRACKER OVERVIEW

PROPERTY-LEVEL PERFORMANCE:  COMPARISON OF PROJECTIONS


($ IN THOUSANDS, EXCEPT PER SHARE)
                                                         LESSEE                                              FIRECRACKER MANAGEMENT/
                                         HVS              1999         MANAGEMENT          MANAGEMENT             CONSULTANTS
                                     NOV. 1998 (A)     BUDGET (B)     4/29/1999 (C)       6/11/1999 (C)           6/28/99 (D)
---------------------------------    -----------------------------------------------------------------------------------------------
1999
----
Occupancy                                 69.6%             70.8%             70.0%               69.1%                 68.5%
Average Daily Rate (ADR)             $    89.08        $    88.64    $        87.32       $       87.27      $          86.61
Revenue per Available Room (RevPAR)       61.99             62.79             61.17               60.31                 59.33

Total Revenues                       $302,200.0        $295,350.2     $   288,612.0       $   285,322.2      $      281,289.8

Gross Operating Profit                136,100.0         135,647.4         132,712.0           132,006.0             127,187.2

REIT Rent Revenue                     115,500.0         113,617.2         113,362.0           111,480.7             109,734.9

2000
----
Occupancy                                 71.1%                NA             71.2%               70.8%                 70.1%
ADR                                     $ 93.40                NA           $ 92.84             $ 92.22              $  90.77
RevPAR                                    66.45                NA             66.15               65.31                 63.63

Total Revenues                       $329,300.0                NA       $ 320,200.0         $ 316,390.4      $      306,659.1

Gross Operating Profit                151,500.0                NA         146,900.0           145,897.6             139,396.3

REIT Rent Revenue                     127,900.0                NA         127,153.0           125,533.3             119,542.3

--------------------------------------------------------------------------------
[FN]
(a)  Prepared by outside consultants, HVS.
(b)  Prepared by Lessee.
(c) Prepared collectively by the Lessee and the Management Company and reviewed by Firecracker management.
(d) Prepared by independent consultants hired by Firecracker management at the direction of the Special Committee.


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                                                                              14

                                  EXHIBIT III
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                                                                              15

FIRECRACKER

DAILY COMMON STOCK PRICE AND TRADING VOLUME HISTORY

PRIOR TO THE ANNOUNCEMENT OF THE WESTBROOK/FIRECRACKER MANAGEMENT OFFER, FIRECRACKER'S STOCK HAD FALLEN OVER 50% IN THE PREVIOUS 12 MONTHS



[GRAPHIC]





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                                                                              16

FIRECRACKER

WEEKLY COMMON STOCK PRICE AND TRADING VOLUME HISTORY SINCE IPO

IPO PRICE:  $9.50

SINCE IPO:
     HIGH $17.56 (11/28/1997)
     LOW $7.06 (3/12/1999)



[GRAPHIC]






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                                                                              17

FIRECRACKER SHARES TRADED AT VARIOUS PRICES                 [GOLDMAN SACHS LOGO]



[GRAPHIC CHARTS]


FIRECRACKER                                                                                            [GOLDMAN SACHS LOGO]

SUMMARY OF ANALYST RECOMMENDATIONS                                                                      FFO ESTIMATES
                                                                                                    ----------------------
COMPANY                      ANALYST                   RECOMMENDATION           LAST UPDATE           1999            2000
--------------------------------------------------------------------------------------------------------------------------
Goldman Sachs             David Kostin                 Market Perform             4/30/1999         $   1.52      $   1.60
A.G. Edwards              Manual Pyles                Maintain Position           6/24/1999             1.46          1.54
Bear Stearns              Robert LaFleur                 Attractive               6/22/1999             1.48          1.62
Everen                    Jeff Donnelly             Short-term Outperform         6/15/1999             1.50          1.65
Jefferies & Co.           Mark Benson                    Accumulate               6/11/1999             1.53          1.64
Merrill Lynch             Eric Hemel                     Accumulate                5/1/1999             1.53          1.66
Putnam, Lovell            Paul Saint-Pierre                  Buy                   6/7/1999             1.50          1.60
Raymond James             Paul Puryear                     Neutral                6/23/1999             1.48          1.65
Sands Brothers            Brad Cohen                         Buy                  4/30/1999             1.50            NA
Sutro & Co.               Janet Campbell                    Hold                  5/31/1999             1.53            NA

FIRST CALL CONSENSUS
ESTIMATES                                                                                           $   1.50      $   1.62

FIRECRACKER
MANAGEMENT'S
PROJECTIONS (A)                                                                                     $   1.45      $   1.57

(a) Based upon projections completed on 6/28/1999 by independent consultants hired by Firecracker management at the direction of the Special Committee

REVIEW OF ANALYST COMMENTARY                                                                                   [GOLDMAN SACHS LOGO]

AFTER ANNOUNCEMENT BY SHP ACQUISITION
                                                           FFO PER SHARE (a)
                                                           ------------------
    FIRM                  DATE              RATING         1999E        2000E                            COMMENTS
------------------------------------------------------------------------------------------------------------------------------------
Raymond James           5/3/1999        Neutral            $1.53        $1.65   .  We view the current tender offer of $9.50-$10.00
                                                                                   as inadequate versus our range of NAV estimates
                                                                                   at $11-$12 and would encourage investors and the
                                                                                   Board to also consider what appears to be
                                                                                   moderately strengthening fundamentals for the
                                                                                   hotel industry

n                                                                                .  Firecracker is trading in line with its peers on
                                                                                   a multiple basis with adequate growth prospects
                                                                                   for the near term, but given the risks
                                                                                   surrounding the outcome of any possible merger,
                                                                                   we maintain our NEUTRAL rating

Goldman Sachs           4/30/1999       Market Performer    1.52         1.60   .  Firecracker reported 1Q 1999 Funds From
                                                                                   Operations (FFO) of $0.34 per share, $0.01 above
                                                                                   our estimate and 10.5% below 1Q 1998. We are
                                                                                   maintaining our 1999 and 2000 FFO estimates of
                                                                                   $1.52 and $1.60, respectively

                                                                                .  At $9 3/16, Firecracker is trading at a 6.1
                                                                                   multiple of our 1999 FFO estimate, a 10% discount
                                                                                   to the hotel REIT sector average. The 1999-2000
                                                                                   growth rate of 6.3% is a 17% discount to the
                                                                                   sector average. The shares have a current
                                                                                   annualized dividend yield of 12.2%

Goldman Sachs           4/7/1999        Market Performer    1.52         1.60   .  Focus on redevelopment of underperforming hotels
                                                                                   produces solid RevPAR growth and attractive
                                                                                   returns on invested capital

                                                                                .  Based on our estimate of Firecracker's 1999E NOI
                                                                                   of $100 million and using a conservative
                                                                                   capitalization rate (before capitalized
                                                                                   expenditures) of 12%, our net asset value
                                                                                   estimate for Firecracker would be $10.20 per
                                                                                   share

(a) As of respective research report date.                             Continued


REVIEW OF ANALYST COMMENTARY                                                                                    [GOLDMAN SACHS LOGO]

AFTER ANNOUNCEMENT BY SHP ACQUISITION
                                                            FFO PER SHARE (a)
                                                           ------------------
    FIRM                  DATE              RATING         1999E        2000E                            COMMENTS
------------------------------------------------------------------------------------------------------------------------------------
Jefferies & Co.         4/7/1999        Accumulate         1.55         1.64    .  Firecracker announced yesterday that it had
                                                                                   received a management led buyout proposal for the
                                                                                   Company. The offer price of $9.50 to $10.00 per
                                                                                   share implies an equity buyout price of $365
                                                                                   million. While this price represents more than a
                                                                                   20% premium over the previous closing price, we
                                                                                   believe that the underlying value of the hotel
                                                                                   assets warrants a higher price for the shares.
                                                                                   Given our $12 to $13 net asset value per share
                                                                                   estimate, we believe that the proposed $10 buyout
                                                                                   price represents a surprisingly large discount to
                                                                                   our estimated value of the underlying real
                                                                                   estate. We view this offer as a first step in
                                                                                   what should be an interesting real estate
                                                                                   negotiating process

Merrill Lynch           4/6/1999        Accumulate         1.53         1.66    .  Firecracker received a management led buyout
                                                                                   offer of $9.50 to $10.00 per share in cash, which
                                                                                   is 10-15% below our estimated NAV figure of
                                                                                   $11.10

                                                                                .  An alternative buyer of Firecracker would own
                                                                                   properties encumbered with 10+ year lease
                                                                                   agreements with the management team that
                                                                                   effectively lost out in the buyout bid*

                                                                                .  Thus, it is hard to envision a scenario where
                                                                                   another bidder (either a REIT, a C-Corp, or
                                                                                   another private equity fund) would offer a higher
                                                                                   price for the assets

                                                                                .  Therefore, the issues the board faces are more
                                                                                   likely to pertain to the "fairness" of the buyout
                                                                                   offer than the logistics of conducting an
                                                                                   effective auction process


*    THIS REPORT DOES NOT ACKNOWLEDGE THE INFORMATION PUBLICLY DISCLOSED ON THE
     PREVIOUS DAY (4/5/99) BY SHP ACQUISITION THAT THE TERMS OF ITS PROPOSAL
     CONTEMPLATED THAT, IN THE EVENT AN AGREEMENT IS SIGNED WITH SHP
     ACQUISITION, AND A SUCCESSFUL SUPERIOR PROPOSAL FOR FIRECRACKER,
     FIRECRACKER WOULD HAVE HAD THE RIGHT TO PURCHASE, AND THE LESSEE WOULD HAVE
     HAD THE RIGHT TO SELL, THE LESSEE AND THE MANAGEMENT COMPANY FOR A PRICE OF
     $35 MILLION.

(a) As of respective research report date.                             Continued

REVIEW OF ANALYST COMMENTARY                                                                                   [GOLDMAN SACHS LOGO]

AFTER ANNOUNCEMENT BY SHP ACQUISITION
                                                            FFO PER SHARE (a)
                                                           ------------------
    FIRM                  DATE              RATING         1999E        2000E                            COMMENTS
------------------------------------------------------------------------------------------------------------------------------------
Raymond James           4/6/1999        Neutral            1.53         1.65    .  We have estimated Firecracker's net asset value
                                                                                   at between $10.00 and $12.00, employing cap rates
                                                                                   of 11.00% and 10.00%, respectively. Based upon
                                                                                   our understanding of the current offer by SHP
                                                                                   Acquisition, we view a $9.50 to $10.00 bid to be
                                                                                   inadequate and would expect a final buyout number
                                                                                   to be $11.00-$12.00

                                                                                .  There is little doubt that the recent price makes
                                                                                   Firecracker an attractive target for both private
                                                                                   and publicly traded entities. However, with Bob
                                                                                   Alter owning the lessee and operating company and
                                                                                   participating in the buyout group, other
                                                                                   potential bidders are disadvantaged

(a) As of respective research report date.                             Continued


REVIEW OF ANALYST COMMENTARY                                                                                   [GOLDMAN SACHS LOGO]

 BEFORE ANNOUNCEMENT BY SHP ACQUISITION
                                                            FFO PER SHARE (a)
                                                           ------------------
    FIRM                  DATE              RATING         1999E        2000E                            COMMENTS
------------------------------------------------------------------------------------------------------------------------------------
A.G. Edwards            2/8/1999        Maintain           1.55         1.66    .  Fourth-quarter 1998 operating FFO per share were
                                        /Aggressive                                $0.27, 16% below the year-earlier quarter and
                                                                                   16% below our expectations

                                                                                .  The lackluster demand and continued supply
                                                                                   problems in several of the trust's markets have
                                                                                   us concerned about meaningful FFO growth into the
                                                                                   foreseeable future

Jefferies & Co.         2/2/1999        Accumulate         1.55         1.64    .  Lowered Investment Rating to Accumulate from Buy
                                                                                   - Our growing concern with a number of
                                                                                   Firecracker's markets and the ability of its
                                                                                   properties to compete in these markets, our
                                                                                   expectations that the impact of rooms being out
                                                                                   of service due to renovation may make quarter to
                                                                                   quarter earnings estimates more volatile as the
                                                                                   overall earnings growth rate of the Company
                                                                                   slows, and a severely restricted capital
                                                                                   position, are all the basis for our investment
                                                                                   rating downgrade
                                                                                                                           Continued

(a) As of respective research report date.


REVIEW OF ANALYST COMMENTARY                                                                                   [GOLDMAN SACHS LOGO]

BEFORE ANNOUNCEMENT BY SHP ACQUISITION
                                                            FFO PER SHARE (a)
                                                           ------------------
    FIRM                  DATE              RATING         1999E        2000E                            COMMENTS
------------------------------------------------------------------------------------------------------------------------------------
Merrill Lynch           1/28/1999       Accumulate         1.57         1.69    .  Firecracker reported 4Q1998 FFO of $0.22, a 31%
                                                                                   decrease from the year-ago period and our
                                                                                   estimate. However, the $0.22 includes five cents
                                                                                   of non-recurring charges. Therefore, on an apples
                                                                                   to apples basis, Firecracker's FFO declined 15.5%
                                                                                   to $0.27

                                                                                .  As a result, we are lowering our 1999 FFO
                                                                                   estimate to $1.57 from $1.65 while our 2000 FFO
                                                                                   estimate decreases to $1.69 from $1.76

                                                                                .  Despite these estimate reductions, we are
                                                                                   maintaining our Accumulate rating based on our
                                                                                   above-average dividend yield which is nearly 13%

Raymond James           1/28/1999       Neutral            1.55         N.A.    .  We are lowering our 1999 FFO estimate by $0.10
                                                                                   per share to $1.55 per share, which is a 7%
                                                                                   increase from 1998 FFO of $1.45 per share (before
                                                                                   the special 4Q charges) and assumes a 3-4% RevPAR
                                                                                   increase. The Company is not giving guidance on
                                                                                   1999 FFO

                                                                                .  We believe the dividend remains secure and
                                                                                   provides investors an 11.5% yield. However, there
                                                                                   is little price appreciation potential in the
                                                                                   stock given the 4Q performance and concerns about
                                                                                   the lodging industry, we are lowering our rating
                                                                                   on the stock to a NEUTRAL (3)

(a) As of respective research report date.

                                  EXHIBIT IV

PROJECT FIRECRACKER                                                                                            [GOLDMAN SACHS LOGO]

SUMMARY OF ALTERNATIVES CONSIDERED BY THE SPECIAL COMMITTEE

                              ---------------------------      ------------------------------------     ---------------------------
                                          PROS                                 CONS                                ISSUES
                              ---------------------------      ------------------------------------     ---------------------------
1. Stand-Alone Strategy       Wait for better REIT market      Capital constraints                      Creditworthiness of Lessee
                                                               Liquidity shortage                       Management continuity
                                                               Shareholder value in the short term

2. Auction the REIT           No tag-along for Lessee and      Limited market appetite for REIT         Franchise agreements
   subject to existing        Management Company               assets encumbered by leases and          Properties operated by
   leases and management      No breakup fee payable to        management contracts                     Lessee until leases expire
   contracts                  SHP Acquisition

3. Negotiate agreement        Can deliver integrated hotel     $50-60mm additional investment for       Financing of SHP
   with SHP acquisition       company to third parties         third party as a result of tag-          Acquisition offer
   and continue auction                                        along and breakup fee payable to         Franchise agreements
   of integrated hotel        Preserve ability to deliver      SHP Acquisition                          Value of Lessee
   company                    a transaction with SHP                                                    Size of breakup fee
                              Acquisition

4. Liquidate through a        Breaks leases (compensation      High corporate tax leakage under         Kahler portfolio
   sale of assets             payable to Lessee)               most circumstances (a)                   Taxable gain to Alter &
                                                               Timing                                   Biederman
                                                               Execution risk                           Franchise agreements
                                                               May lose SHP's bid                       Possible Injunction

(a) Circumvented by the structure proposed by Apollo.

                                                              SUMMARY OF FIRECRACKER SALE PROCESS

                -------------------------------------------------------------------------------------------------------------------
                    DATE                                                     EVENT
                -------------------------------------------------------------------------------------------------------------------
THE SPECIAL     April 5, 1999      SHP Acquisition publicly files a management sponsored offer to acquire Firecracker
COMMITTEE
CONDUCTED A     April 19, 1999     Special Committee of the Board of Directors of Firecracker engages Goldman Sachs as the sole
FULL TWO-                          advisor
STEP AUCTION
PROCESS         April 28, 1999     Special Committee authorizes contact with 38 potential bidders

                April 30, 1999     Twenty potential bidders receive Sunstone Information Package with instructions to bid under alternative structures, (a) REIT as a stand alone entity encumbered by leases and management contracts and (b) for the consolidated company (REIT, Lessee and Management Company as one integrated entity)

                May 10-11, 1999    Receive preliminary bids from 3 bidders (Apollo, Lend Lease and Lowe Enterprises) to purchase the consolidated company; Apollo indicates breaking leases may realize higher value for
                                   Firecracker shareholders

                May 12, 1999       Lend Lease and Lowe Enterprises are advised that their bids were not competitive and dropped from the process

                May 24, 1999       Receive preliminary bid from Apollo to purchase Firecracker subject to existing leases and contracts

                May 29-30, 1999    SHP Acquisition (Westbrook) visits data room

                May 28, 1999       Apollo receives final round bid letter establishing June 17, 1999 as final bid date.
                                   Letter offers expense reimbursement up to $2 million for a firm bid

                June 1-3, 1999     Apollo (on basis of offer subject to existing leases) visits data room

                June 11, 1999      SHP Acquisition receives final round bid letter establishing July 9, 1999 as revised final bid date.  Letter offers expense reimbursement up to $2 million for a firm bid

                June 15, 1999      Apollo receives final round bid letter establishing July 9, 1999 as revised final bid date. As an alternative to expense reimbursement previously offered, letter offers expense reimbursement up to $750,000 for a bona fide offer that is subject to financing
                -------------------------------------------------------------------------------------------------------------------
                -------------------------------------------------------------------------------------------------------------------
                                                                                                                           Continued

[GOLDMAN SACHS LOGO]


                                                                 SUMMARY OF FIRECRACKER SALE PROCESS

THE SPECIAL     -------------------------------------------------------------------------------------------------------------------
COMMITTEE           DATE                                                     EVENT
CONDUCTED A     -------------------------------------------------------------------------------------------------------------------
FULL TWO-       June 21, 1999      Apollo and its advisors begin conducting property tours of all 59 assets
STEP AUCTION
PROCESS         June 24, 1999      Apollo receives follow-up letter clarifying certain items in the letter sent on June 15, 1999

                June 25, 1999      Receive proposal from SHP Acquisition with a July 2, 1999 expiration

                June 30, 1999      Substantial progress made on negotiating a definitive merger agreement (subject to approval of the Special Committee) with SHP Acquisition

                July 1, 1999       Special Committee elects not to accept SHP Acquisition's offer at such time in order to allow
                                   Apollo to submit a final proposal on the final bid date

                July 6-8, 1999     Apollo's advisors conduct additional data room visits and further due diligence

                July 8, 1999       Receive initial contract mark-up from Apollo

                July 9, 1999       Receive final proposal from each of SHP Acquisition and Apollo, including contract mark-ups and financing term sheets
                -------------------------------------------------------------------------------------------------------------------
                -------------------------------------------------------------------------------------------------------------------


[GOLDMAN SACHS LOGO]

                               FIRECRACKER - FINAL BID INSTRUCTIONS

FINAL BID            .  Final bidders were invited to submit a firm proposal to
INSTRUCTIONS WERE       purchase all the outstanding shares of Firecracker and
SENT TO SHP             OP units of the Operating Partnership by noon on
ACQUISTION AND          July 9, 1999. Bidders were asked to address:
APOLLO
                        -- The price per share to be paid to all shareholders
                           and unit holders, including form of consideration if other than 100% cash.

                        -- The source of equity funds and the assumed amount of
                           the equity investment.

                        -- The assumed amount(s), terms and conditions of any
                           financing to be utilized, including the terms and documentation of the commitment(s). Bidders were instructed to submit proposals that were not subject to financing contingencies.

                     . In arriving at bid amounts, final bidders were instructed to take into account information disclosed in the preliminary bid letter, the Firecracker Information Package, additional information provided to bidders, in the data room.

                     . Final bidders were entitled to reimbursement of documented out-of-pocket expenses subject to the following terms and conditions:

                        -- (A) The Special Committee receives a firm proposal
                           supported by full documentation on or prior to the final bid date stating a price per share not less than the higher end of the range disclosed by SHP Acquisition in its offer and the final proposal is rejected; OR

                           (B) The Special Committee accepts a bid from a third party prior to the final bid date.

                        -- Expense reimbursement is capped at $2.0 million (a).

                     . Depending upon the structure indicated in their preliminary bid letter, final bidders were provided with a merger agreement reflecting a stock transaction or an asset purchase transaction and were instructed to submit a markup of such agreement with their final bid.

[GOLDMAN SACHS LOGO]

(a) Expense reimbursement for Apollo is capped at $750,000 in the event that their final proposal contains some degree of financing contingency and the Special Committee does not accept a bid from a third party prior to the final bid date.

                                    EXHIBIT V

SUMMARY OF OFFERS BY SHP ACQUISITION, L.L.C.
COMPARISON OF KEY TERMS



                                             APRIL 5, 1999 OFFER                                  FINAL OFFER (A)
===================================================================================================================================

 .  Price                                     $9.50-10.00/share                                   $10.35/share (b)
-----------------------------------------------------------------------------------------------------------------------------------
 .  Ability to pay dividends pre-
   closing                                          Yes                                               No (c)
-----------------------------------------------------------------------------------------------------------------------------------
 .  Financing

   -- Amount                          $530 million, including second        $454 million increasing to $502 million (not
                                      mortgages on mortgaged assets         including mortgaged assets), based on Lender due
                                      ($502 million excluding second        diligence
                                      mortgages on mortgaged assets)

   -- Conditionality                  Bid subject to financing              SHP Acquisition's obligation conditional upon Lender
                                      confirmation within 60 days           funding at least $429 million.  Lender's obligation
                                                                            conditional upon:
                                                                                (i) structural, title, engineering, environmental
                                                                                    defects less than $25 million;
                                                                               (ii) no material adverse change (1.5% decline in
                                                                                    rolling 12-month NOI); and
                                                                              (iii) November 23, 1999 expiration
-----------------------------------------------------------------------------------------------------------------------------------
 .  Break-up Fee                       3% of transaction value plus          $25 million ($17.5 million plus up to $7.5 million
                                      expenses (approximately $35           of expenses)
                                      million in the aggregate)
-----------------------------------------------------------------------------------------------------------------------------------
 .  Non-refundable deposit                         None                                             $25 million
-----------------------------------------------------------------------------------------------------------------------------------
 .  Lessee/Management Company             Put/Call @ $35 million                        Call by Firecracker @ $30 million
   Purchase                                                                                 (No Put for the Lessee)
-----------------------------------------------------------------------------------------------------------------------------------

(a)      As set forth in SHP Acquisition's final bid letter dated July 9, 1999 as modified by SHP Acquisition's amendment thereto and subsequent negotiations with representatives of SHP Acquisition.
(b)      Subject to certain purchase price adjustments if seller expenses exceed $11.5 million and the cost of obtaining franchisor consents exceeds $12.5 million. Additionally, Firecracker has the right to cure under certain other circumstances via a purchase price reduction.
(c)      Firecracker has the ability to pay out one half of the cash flow generated between July 1, 1999 and the date five business days prior to closing.

[GOLDMAN SACHS LOGO]

SUMMARY OF OFFERS BY SHP ACQUISITION, L.L.C.
COMPARISON OF KEY TERMS

                                             APRIL 5, 1999 OFFER                                  FINAL OFFER (A)
===================================================================================================================================
 .  Closing Conditions

   -- All franchisor consents                      Yes                      Marriott, Holiday Inn and Hilton only.

                                                                            Cost of obtaining all franchisor consents handled by
                                                                            a potential purchase price reduction as follows:
                                                                                    (i) less than $12.5 million, SHP Acquisition's
                                                                                        cost;
                                                                                   (ii) greater than $12.5 million but not more
                                                                                        than $25 million, split 50/50; and
                                                                                  (iii) thereafter, at its option, Firecracker's
                                                                                        cost via a purchase price reduction

   -- Lender consents                              Yes                      Only if refinancing amount plus the amount by which
      ($69 million of debt to                                               PaineWebber's loan (after hold backs for property
      remain in place)                                                      defects) exceeds $454 million is less than $69
                                                                            million.  Firecracker has the ability to cure.

   -- Contribution Agreement                       Yes                                                 No
      (Westbrook agreement with
      Alter to purchase
      Lessee/Management
      Company)
-----------------------------------------------------------------------------------------------------------------------------------
 .  Material Adverse Change                      Customary                                          Customary
-----------------------------------------------------------------------------------------------------------------------------------
 .  Reps and Warranties                Not qualified by Alter's knowledge    Certain reps qualified by Alter's knowledge
===================================================================================================================================

(a) As set forth in SHP Acquisition's final bid letter dated July 9, 1999 as modified by SHP Acquisition's amendment thereto and subsequent negotiations with representatives of SHP Acquisition.

[GOLDMAN SACHS LOGO]

APOLLO'S BID FOR FIRECRACKER

 . On May 10, 1999, Apollo submitted a preliminary bid to purchase Firecracker for a purchase price per share between $10.50-11.00, and indicated that breaking the leases and management contracts may realize higher value for Firecracker shareholders. On May 24, 1999, Apollo submitted a revised preliminary bid to purchase Firecracker subject to existing leases and management contracts for a purchase price per share in the range indicated in its preliminary bid letter

 . Apollo contemplates an asset purchase transaction that would enable it to effectively break the operating leases between the REIT and the Lessee at minimal cost without making an additional negotiated payment to acquire the Lessee or the Management Company

 . Based on preliminary discussions with tax counsel, Apollo could effect a transaction that would allow it to terminate the leases without payment of a corporate level tax

 . The leases can be terminated for a fee that is equal to the hotel's net operating profit for the trailing twelve months

   -- Firecracker's accountants estimate that, assuming a September 30, 1999 closing, such fee would amount to approximately $7.3 million(a)
   -- The fee may be reduced by 50% for a bulk sale (such term not defined in the lease agreements)

 . While this acquisition structure would potentially minimize any payment to the Lessee, it involves substantial business and legal risks that must be considered

 . On July 9, 1999, Apollo submitted a final proposal to purchase Firecracker subject to existing leases and management contracts for a purchase price per share of $10.00

[GOLDMAN SACHS LOGO]

(a) Based on projections of 6/11/1999 prepared collectively by the Lessee and the Management Company and reviewed by Firecracker management.

                                  EXHIBIT VI

                        LODGING INDUSTRY - U.S. OUTLOOK
                        GOLDMAN SACHS RESEARCH 1999 OUTLOOK

GOLDMAN SACHS            . Goldman Sachs Research continues its bearish stance
RESEARCH EXPECTS           on the lodging sector and expects the sector to show
LODGING STOCKS TO          negative returns relative to the broader market
SHOW LACKLUSTER
PERFORMANCE IN 1999      . Supply growth will still be greater than demand in
                           1999 and 2000; RevPAR growth will continue to slow
ON JUNE 3, 1999,           and may lead to a decline in valuation multiples
GOLDMAN SACHS
RESEARCH ISSUED A        . Another wave of earnings reductions could occur as
REPORT IN WHICH IT         current RevPAR trends are at the bottom of full year
INDICATED THAT IT          expectations
CONSIDERED
DOWNGRADING THE          . The hotel industry has now entered a period of
SECTOR                     aggravated competition - market share maintenance is
                           taking precedence over profit growth

[GOLDMAN SACHS LOGO]

COMPARISON OF SELECTED LODGING COMPOSITES
ONE YEAR DAILY INDEXED COMMON STOCK PRICE HISTORY


[GRAPHIC]

Full Service REITs:
------------------
  Starwood through 1/6/1999
  Host Marriott after 1/1/1999
  Felcor Lodging Trust
  Meristar Hospitality
  Boykin Lodging
  LaSalle Properties

Limited Service REITs:
---------------------
  Equity Inns
  Hospitality Properties
  Innkeepers USA
  Winston Hotels

US C-Corps:
----------
  Starwood after 1/6/1999
  Host Marriott through 1/1/1999
  Hilton
  Marriott Int'l
  Four Seasons
  MeriStar Hotels & Resorts
  Florida Panthers
  US Franchise System
  Prime Hospitality
  Promus Hotel Corp
  Red Roof Inns

[GOLDMAN SACHS LOGO]

COMPARISON OF SELECTED LODGING COMPOSITES
THREE YEAR WEEKLY INDEXED COMMON STOCK PRICE HISTORY


[GRAPHIC]

Full Service REITs:
------------------
  Starwood through 1/6/1999
  Host Marriott after 1/1/1999
  Felcor Lodging Trust
  Meristar Hospitality
  Boykin Lodging
  LaSalle Properties

Limited Service REITs:
---------------------
  Equity Inns
  Hospitality Properties
  Innkeepers USA
  Winston Hotels

US C-Corps:
----------
  Starwood after 1/6/1999
  Host Marriott through 1/1/1999
  Hilton
  Marriott Int'l
  Four Seasons
  MeriStar Hotels & Resorts
  Florida Panthers
  US Franchise System
  Prime Hospitality
  Promus Hotel Corp
  Red Roof Inns

[GOLDMAN SACHS LOGO]

                                  EXHIBIT VII

SUMMARY OF FINAL OFFER BY SHP ACQUISITION L.L.C.
VALUATION SUMMARY

($ IN THOUSANDS, EXCEPT PER SHARE)

     SHP Acquisition Offer per Share (a)               $10.35
     Diluted Shares Outstanding (b)                    40,365
                                                      -------
     Total Equity Consideration                      $417,776
     Total Net Debt (c)                               436,923
     Preferred Stock (d)                               25,000
                                                      -------
     TOTAL ENTERPRISE VALUE OF FIRECRACKER           $879,699

     Price of Lessee/Management Company (e)           $17,500
                                                      -------
     TOTAL ENTERPRISE VALUE OF INTEGRATED COMPANY    $897,199


                                        1999E (F)             2000E (F)
     ---------------------------------------------------------------------

     Firecracker FFO Multiple (g)         7.1 x                 6.6 x

     Firecracker EBITDA Multiple (h)      9.6 x                 8.7 x

     Firecracker Value/Room (i)                   $ 83,582

     Integrated Company NOI Cap Rate (j)  9.8%                 10.8%

     Integrated Company Value/Room (l)            $ 85,245



     (a) SHP Acquisition's final offer.
     (b) Assumes conversion of all outstanding OP units and treats stock options and warrants using the treasury method (i.e., issuing new shares in an amount equal to the aggregate in the money value of such options and warrants outstanding).
     (c) Net debt at 10/31/1999 estimated by Firecracker management. Assumes no dividend is paid in respect of second quarter.
     (d) Convertible at $14.71. Preferred stock to be redeemed at par.
     (e) Derived from the terms of SHP Acquisition's agreement to purchase the Lessee and the Management Company. Includes Robert Alter's capital account of $10.5 million (the value of his shares/units is included in the equity consideration), $3.0 million in cash paid to Robert Alter, $1.75 million in cash paid to Charles Biederman and $2.25 million paid in cash to certain employees of the Lessee. Assumes a debt-free purchase.
     (f) Based on projections dated 06/28/1999 prepared by independent consultants hired by Firecracker Management at the direction of the Special Committee.
     (g) SHP Acquisition's offer per share divided by projected FFO per share of $1.45 and $1.57 for 1999E and 2000E, respectively.
     (h) Total Enterprise Value of Firecracker divided by projected EBITDA of $91.7 million and $100.7 million for 1999E and 2000E, respectively.
     (i) Total Enterprise Value of Firecracker divided by 10,525 rooms (includes new builds).
     (j) Integrated company NOI divided by Total Enterprise Value of Integrated Company. NOI is equal to gross operating profit less 4% FF&E reserves, 3% management fee, franchise fees, real estate taxes, property insurance and ground lease payments, plus additional income from laundry, telephone contracts from certain assets, and accounting fee reimbursements.

[GOLDMAN SACHS LOGO]

SUMMARY OF FINAL OFFER BY SHP ACQUISITION L.L.C.
PREMIUM/DISCOUNT TO HISTORICAL FIRECRACKER PRICES


                                        Price         Premium/Discounts to Final
                                                             Offer Price
                                        ----------------------------------------
SHP ACQUISITION'S FINAL OFFER           $ 10.35

Current (07/09/1999)                    $  9.00             15.0%

Pre-Announcement Price (04/05/99)(a)    $  7.56             36.9%

30 Day Average (Pre-Announcement)       $  7.24             43.0%

90 Day Average (Pre-Announcement)       $  8.41             23.1%

180 Day Average (Pre-Announcement)      $  8.81             17.5%

One Year Average (Pre-Announcement)     $ 10.81             (4.3)%


(a) Last closing price prior to the announcement of SHP Acquisition L.L.C.'s proposal disclosed in a schedule 13-D dated April 6, 1999.


[GOLDMAN SACHS LOGO]

COMPARISON OF SELECTED LODGING COMPANIES
(DOLLARS IN MILLIONS, EXCEPT PER SHARE)

                                                                                                               [GOLDMAN SACHS LOGO]
------------------------------------------------------------------------------------------------------------------------------------
                                                  7/9/1999       % OF                     MARKET CAPITALIZATION (A)
                                                                52-WEEK     SHARES/    -------------------------------     NET DEBT/
                COMPANY                         SHARE PRICE       HIGH       UNITS     EQUITY     NET DEBT     LEVERED     TOTAL CAP
------------------------------------------------------------------------------------------------------------------------------------

FIRECRACKER-PRE ANNOUNCEMENT (4/5/1999) (o)         $  7.56      46.3 %       40.0  $   302.6    $   436.9   $   764.4        57.2 %
------------------------------------------------------------------------------------------------------------------------------------
REITS/REAL ESTATE COMPANIES
---------------------------
Hospitality Properties Trust (d)                    $ 27.19      81.9 %       45.6  $ 1,240.5    $   580.3   $ 1,820.8        31.9 %
Lasalle Hotel Properties (e)                          15.81      93.4         18.5      291.8        210.5       502.3        41.9
Host Marriott (f)                                     11.19      75.9        297.1    3,324.0      4,829.0     8,703.0        55.5
------------------------------------------------------------------------------------------------------------------------------------
FIRECRACKER (O)                                        9.00      66.1         40.0      360.2        436.9       822.1        53.1
------------------------------------------------------------------------------------------------------------------------------------
Boykin Lodging (g)                                    14.88      66.7         18.5      275.6        287.1       562.7        51.0
Equity Inns (e)                                        9.31      66.5         38.6      359.4        339.8       768.0        44.2
MeriStar Hospitality                                  20.94      87.0         52.6    1,101.6      1,656.5     2,758.1        60.1
Felcor Lodging Trust (d)                              21.00      65.1         71.6    1,504.5      1,644.6     3,444.1        47.8
Patriot American Hospitality (n)                       4.81      98.7        275.0    1,323.3      3,752.9     6,076.2        61.8
------------------------------------------------------------------------------------------------------------------------------------
HIGH                                                             98.7 %                                      $ 8,703.0        61.8 %
MEAN                                                             77.9                                          2,828.6        49.7
LOW                                                              65.1                                            502.3        31.9
------------------------------------------------------------------------------------------------------------------------------------

C-CORPS
-------
US Franchise Systems (h)                            $ 21.25      91.6 %       19.9  $   422.3    $     0.0   $   422.3         0.0 %
Florida Panthers (m)                                  11.00      59.1         40.8      448.8        559.7     1,008.5        55.5
Four Seasons (i)(j)                                   70.00     100.0         33.8    2,369.4        147.4     2,516.8         5.9
Marriott International (d)                            37.69      85.8        269.3   10,149.4        605.0    10,754.4         5.6
Starwood Hotel & Resorts (l)                          27.50      56.1        210.4    5,786.0      8,325.0    14,418.2        57.7
Hilton                                                14.25      67.9        258.3    3,680.8      3,060.0     6,740.8        45.4
MeriStar Hotels & Resorts                              3.56      80.3         27.4       97.6         49.8       147.4        33.8
Promus Hotel                                          28.56      66.6         82.9    2,367.8        764.2     3,132.0        24.4
Red Roof Inns (h)                                     18.31      89.6         26.9      492.6        529.2     1,021.8        51.8
Prime Hospitality (d)                                 11.94      64.3         55.4      661.4        588.4     1,249.8        47.1
------------------------------------------------------------------------------------------------------------------------------------
HIGH                                                            100.0 %                                      $14,418.2        57.7 %
MEAN                                                             76.1                                          4,141.2        32.7
LOW                                                              56.1                                            147.4         0.0
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

                                                                                                               5-YEAR        1999
                                                     EBITDA MULTIPLES(B)   FFO/PE MULTIPLES(C)     ANNUAL      FFO/EPS      FFO/PE
                                                     -------------------   -------------------    DIVIDEND      GROWTH      TO 5-YR.
                COMPANY                               1999E      2000E       1999E      2000E       YIELD      RATE (C)      GROWTH
------------------------------------------------------------------------------------------------------------------------------------
FIRECRACKER-PRE ANNOUNCEMENT (4/5/1999) (o)           8.3 x      7.6 x       5.2 x      4.8 x       15.1 %      11.0 %         0.5 x
------------------------------------------------------------------------------------------------------------------------------------
REITS/REAL ESTATE COMPANIES
---------------------------
Hospitality Properties Trust (d)                      8.4 x      7.1 x       6.9 x      6.2 x       10.0 %       7.5 %         0.9 x
Lasalle Hotel Properties (e)                          8.6        7.9         6.8        6.4          9.5         7.5           0.9
Host Marriott (f)                                     8.6        8.2         6.3        5.8          7.5        15.0           0.4
------------------------------------------------------------------------------------------------------------------------------------
FIRECRACKER (O)                                       9.0        8.2         6.2        5.7         12.7        11.0           0.6
------------------------------------------------------------------------------------------------------------------------------------
Boykin Lodging (g)                                    8.0        NA          5.7        5.5         12.6         8.0           0.7
Equity Inns (e)                                       7.9        7.5         5.6        5.5         13.3         8.0           0.7
MeriStar Hospitality                                  8.4        8.0         5.4        5.1          9.6        10.0           0.5
Felcor Lodging Trust (d)                              7.8        7.3         5.2        4.8         10.5        10.0           0.5
Patriot American Hospitality (n)                      9.1        8.7         2.8        3.1          0.0        14.0           0.2
------------------------------------------------------------------------------------------------------------------------------------
HIGH                                                  9.1 x      8.7 x       6.9 x      6.4 x       13.3 %      15.0 %         0.9 x
MEAN                                                  8.4        7.9         5.7        5.3          9.5        10.1           0.6
LOW                                                   7.8        7.1         2.8        3.1          0.0         7.5           0.2
------------------------------------------------------------------------------------------------------------------------------------

C-CORPS
-------
US Franchise Systems (h)                              NM        22.8 x      47.2 x     28.3 x        0.0 %      35.0 %         1.3 x
Florida Panthers (m)                                  9.1        8.1        28.9        NA           0.0        20.0           1.4

Four Seasons (i)(j)                                  24.5       17.0        28.1       24.6          0.3        18.0           1.6
Marriott International (d)                           12.1       10.2        22.7       19.2          0.5        18.0           1.3
Starwood Hotel & Resorts (l)                          8.0        7.6        18.0       14.5          2.2        20.0           0.9
Hilton                                                9.5        8.4        17.4       15.5          0.6        15.0           1.2
MeriStar Hotels & Resorts                             6.3        5.8        14.8       11.9          0.0        25.0           0.6
Promus Hotel                                          7.3        7.1        13.1       12.4          0.0        15.0           0.9
Red Roof Inns (h)                                     6.7        6.7        12.3       11.2          0.0        11.5           1.1
Prime Hospitality (d)                                 6.5        5.9        10.9        9.6          0.0        15.0           0.7
------------------------------------------------------------------------------------------------------------------------------------
HIGH                                                 24.5 x     22.8 x      47.2 x     28.3 x        2.2 %      35.0%          1.6 x
MEAN                                                 10.0       10.0        21.3       16.4          0.4        19.3           1.1
LOW                                                   6.3        5.8        10.9        9.6          0.0        11.5           0.6
------------------------------------------------------------------------------------------------------------------------------------

Ordered by 1999 FFO/PE multiples. REITS are compared on the basis of FFO multiples. C-Corps use PE multiples as a point of comparison.

(a) Equity market cap. does not include preferred stock. Levered market cap. includes preferred stock.
(b) EBITDA estimates are from GS Research unless otherwise noted.
(c) All FFO/EPS estimates are calendarized IBES median estimates unless otherwise noted.
(d) EBITDA estimates are from Merrill Lynch research.
(e) EBITDA estimates are from Prudential research.
(f) Financials stated pro forma for special cash dividend (2/10/1999) and $300 million 8.375% note offering (2/25/1999).
(g) EBITDA estimates are from AG Edwards research.
(h) EBITDA estimates are from CIBC Oppenheimer research.
(i) EBITDA estimates are from PaineWebber research.
(j) Four Seasons financial information is reported in Canadian dollars.
(l) EBITDA estimates from SalomonSmithBarney.
(m) Florida Panthers' EBITDA estimates are from Jefferies & Co. research. EBITDA and EPS estimates have been calendarized to a December 31 fiscal year end.
(n) Financials stated pro forma for $1.0 billion equity investment led by Apollo RE Advisors and Thomas H. Lee Company. At closing, Patriot American will convert to c-corp status.
(o) EBITDA and FFO estimates are based on management's projections dated 6/28/1999 prepared by independent consultants hired by Firecracker management at the direction of the Special Committee. EBITDA does not include loss on sale of hotel properties of $495,500 in 1999. Net debt at 10/31/1999 estimated by Firecracker management.

SUMMARY OF SELECTED ACQUISITIONS OF COMPANIES IN THE LODGING INDUSTRY ($ IN MILLIONS) (A)

                                                        TARGET TRANSACTION VALUE
                                 TARGET                     AS A MULTIPLE OF:                             PREMIUM OVER
                                 EQUITY      TARGET     ------------------------ FORWARD       FORWARD     STOCK PRICE
                                 MARKET    TRANSACTION    FORWARD    FORWARD       P/E           FFO        ONE MONTH  CONSIDERATION
DATE         ACQUIROR/TARGET     CAP ($)   VALUE ($)(B)  EBITDA (C)  EBIT (C)   MULTIPLE (C)  MULTIPLE (C)  PRIOR (%)   (CASH/STOCK)
====================================================================================================================================
04/06/1999   SHP ACQUISITION/    $   418     $     880      9.6 X     17.4 X        NA          7.1 X         34.6 %     100% CASH
             FIRECRACKER (D)

02/08/1999   Ladbroke/Stakis       1,890         2,113     10.8         NA         15.2         NA            44.0       40% cash/
                                                                                                                         60% stock

12/15/1998   Apollo led            1,357         5,653      7.9         NA          NA          4.8           12.0       100% cash
             investor group/
             Patriot American
             Hospitality

04/21/1998   Equity Inns/            620           969     12.0       14.8          NA          9.7           25.5      100% stock
             RFS Hotel
             Investors
             (WITHDRAWN)

04/17/1998   Host Marriott/          940         1,755     11.4         NA          NA          NA             NA        54% stock
             Blackstone
             Portfolio
             (13 hotels)

04/09/1998   Blackstone &            867           867       NA       18.6          NA          NA            16.5       100% cash
             Colony/Savoy

03/24/1998   Felcor Suite          1,146         1,846     10.1         NA          NA          NA             8.4      100% stock
             Hotels/ Bristol (e)

03/15/1998   CapStar/American        785         1,277     10.7         NA          NA          9.5           (1.0)     100% stock
             General

02/20/1998    Bass PLC/            1,400         2,950     14.0         NA          NA          NA             NA        100% cash
              InterContinental

01/04/1998    Meditrust/           2,007         2,907      9.7         NA         20.8         NA            34.0       75% stock
              La Quinta

12/03/1997    Patriot American     1,328         2,113     11.3       15.2         25.9         NA            24.0       75% stock
                Hospitality/
                Interstate
                Hotel Company

10/20/1997    Starwood Lodging    10,700        14,200     12.6       16.3         29.6         NA            31.0       75% stock
                Trust/ITT Corp.

09/09/1997    Starwood Lodging       800         1,830     11.3        NA           NA          NA             NA        80% stock
                Trust/Westin
                Hotels (f)

09/02/1997    Promus/Doubletree    1,874         2,388     11.0       14.3         22.7         NA             7.0      100% stock

07/25/1997    Prime Hospitality      133           158      7.6       11.5         38.0         NA            35.6      100% stock
              Corp./Homegate (g)                                                                                          Pooling

04/14/1997    Patriot American/      611           763     11.2       13.9         28.0         NA             3.0     100% stock
              Wyndham Hotel                                                                                                 (h)

02/18/1997    Marriott               908           970     12.8        NA           NA          NA            76.0     100% stock
              International/
                Renaissance Hotel
                Group N.V.

01/17/1997    Extended Stay          296           296     11.5       19.7         35.7         NA            32.5      100% stock
              America/Studio                                                                                              Pooling
              Plus Hotels
              Inc. (g)

HIGH (EXCLUDING FIRECRACKER):                              14.0       19.7         38.0        9.7            76.0
MEDIAN (EXCLUDING FIRECRACKER):                            11.3       15.0         27.0        9.5            24.8
MEAN (EXCLUDING FIRECRACKER):                              11.0       15.5         27.0        8.0            24.9
LOW (EXCLUDING FIRECRACKER):                                7.6       11.5         15.2        4.8            (1.0)

(a) Multiples are for the year that the transaction is announced.

(b) Target equity market cap plus assumed debt.
(c) Forward multiples based on latest available research estimates as of date of announcement unless otherwise noted.
(d) Assumes offer price of $10.35 per share. Based on projections dated 6/28/1999 prepared by independent consultants hired by REIT management at the direction of the Special Committee. Does not include loss on sale of hotel properties of $489.5 thousand.
(e) Real estate EBITDA contribution is assumed to be 91.5% of total Bristol EBITDA.
(f) Transaction multiples are based on Westin management estimates.
(g) EBITDA multiples based on rolling four quarter analyst estimates. Homegate multiple on 1997E EBITDA would have been 22.2X.
(h) Patriot has option to replace up to $100mm of stock with cash.

[GOLDMAN SACHS LOGO]

INTEGRATED COMPANY
2000E NET ASSET VALUE ANALYSIS AT VARIOUS CAP RATES

($ in thousands except per share amounts)

CAPITALIZATION RATE                                     13.00%      12.50%      12.00%       11.50%       11.00%       10.50%
                                                     ==========================================================================
2000E Property NOI (a)(b)                            $  97,103   $  97,103   $  97,103    $  97,103    $  97,103    $  97,103
Real Estate Value (c)                                  746,944     776,821     809,189      844,371      882,752      924,787

Plus:
  Notes Receivable                                       1,590       1,590       1,590        1,590        1,590        1,590
  Other Assets (d)                                       2,600       2,600       2,600        2,600        2,600        2,600
Less:
  Total Net Debt (e)                                 $ 436,923   $ 436,923   $ 436,923    $ 436,923    $ 436,923    $ 436,923
  Preferred Stock (f)                                   25,000      25,000      25,000       25,000       25,000       25,000
                                                       -------     -------     -------      -------      -------       ------
NET ASSET VALUE WITH LESSEE/MGMT. COMPANY            $ 289,211   $ 319,088   $ 351,456    $ 386,638    $ 425,019    $ 467,054

Diluted Shares Outstanding (g)                          40,365      40,365      40,365       40,365       40,365       40,365
NET ASSET VALUE PER SHARE WITH LESSEE/MGMT. COMPANY  $    7.16   $    7.91   $    8.71    $    9.58    $   10.53    $   11.57

Price Per Share of Lessee/Management Company (h)        $ 0.74      $ 0.74      $ 0.74       $ 0.74       $ 0.74       $ 0.74
NET ASSET VALUE PER SHARE WITHOUT LESSEE/MGMT.
COMPANY                                                 $ 6.42      $ 7.16      $ 7.96       $ 8.84       $ 9.79      $ 10.83

                                                             PREMIUM/DISCOUNT TO NAV/SHARE WITHOUT LESSEE/MGMT. COMPANY
                                                     --------------------------------------------------------------------------
Share Price
-------------------------------------------------------------------------------------------------------------------------------
  SHP Acquisition's Final Offer $10.35 (i)                61.2%       44.5%       30.0%        17.1%         5.8%        (4.4%)
-------------------------------------------------------------------------------------------------------------------------------
  Current (07/09/1999)  $9.00                             40.1%       25.7%       13.0%         1.9%        (8.0%)      (16.9%)
  30 Day Avg. (Pre-Announcement)   $7.24                  12.7%        1.1%       (9.1%)      (18.1%)      (26.0%)      (33.2%)
  90 Day Avg. (Pre-Announcement)   $8.41                  31.0%       17.4%        5.6%        (4.8%)      (14.1%)      (22.3%)
  180 Day Avg. (Pre-Announcement)  $8.81                  37.1%       23.0%       10.6%        (0.3%)      (10.0%)      (18.7%)
  One Year Avg. (Pre-Announcement)  $10.81                68.3%       50.9%       35.7%        22.3%        10.4%       (0.2%)

(a) Projections dated 06/28/1999 prepared by independent consultants hired by Firecracker management at the direction of the Special Committee.
(b) Gross operating profit less 4% FF&E reserves, 3% management fee, franchise fees, real estate taxes, property insurance and ground lease payments, plus additional income from laundry, telephone contracts from certain assets, and accounting fee reimbursements.
(c) Calculated by dividing NOI by the capitalization rate.
(d) Reflects Firecracker Management's estimated value of office land adjacent to Firecracker's headquarters.
(e) Net debt at 10/31/1999 estimated by Firecracker management. Assumes no dividend is paid in respect of second quarter.
(f) Convertible at $14.71. Preferred stock to be redeemed at par.
(g) Assumes conversion of all outstanding OP units and treats stock options and warrants using the treasury method (i.e., issuing new shares in an amount equal to the aggregate in the money value of such options and warrants outstanding). Also assumes a $10.35 price per share for determining the conversion of options and warrants.
(h) In conjunction with a Superior Proposal, Firecracker has the right to purchase the Lessee and the Management Company at a purchase price of $30 million.
(i) SHP Acquisition's 7/9/99 offer.

[GOLDMAN SACHS LOGO]

ANALYSIS AT VARIOUS PRICES
($ IN THOUSANDS EXCEPT PER SHARE/ROOM AMOUNTS)

NET PRICE TO FIRECRACKER SHAREHOLDERS          $    9.00  $    9.50   $   10.00   $   10.50   $   11.00  $   11.50
                                                ====================================================================
Discount/Premium to Pre-Offer Market Price          19.0%      25.6%       32.2%       38.8%       45.5%      52.1%
Diluted Shares Outstanding (a)                    40,306     40,322      40,348      40,372      40,403     40,433
                                                 -------    -------     -------     -------     -------    -------
Total Equity Consideration                     $ 362,755  $ 383,058   $ 403,475   $ 423,905   $ 444,438  $ 464,977

Total Net Debt (b)                               436,923    436,923     436,923     436,923     436,923    436,923
Preferred Equity (c)                              25,000     25,000      25,000      25,000      25,000     25,000
                                                 -------    -------     -------     -------     -------    -------
Enterprise Value of Firecracker                $ 824,678  $ 844,981   $ 865,398   $ 885,828   $ 906,361  $ 926,900

---------------------------------------------------------------------------------------------------------
EBITDA (D)(E)                                     IMPLIED FIRECRACKER EBITDA MULTIPLES
                          -------------------------------------------------------------------------------
     1998A                $  82,402      10.0 x     10.3 x      10.5 x      10.8 x      11.0 x     11.2 x
     1999E                $  91,670       9.0 x      9.2 x       9.4 x       9.7 x       9.9 x     10.1 x
     2000E                $ 100,737       8.2 x      8.4 x       8.6 x       8.8 x       9.0 x      9.2 x
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
FFO PER SHARE (D)                                   IMPLIED FIRECRACKER FFO MULTIPLES
                          -------------------------------------------------------------------------------
     1998A                   $ 1.40       6.4 x      6.8 x       7.1 x       7.5 x       7.9 x      8.2 x
     1999E                   $ 1.45       6.2 x      6.6 x       6.9 x       7.2 x       7.6 x      7.9 x
     2000E                   $ 1.57       5.7 x      6.1 x       6.4 x       6.7 x       7.0 x      7.3 x
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
ENTERPRISE VALUE OF FIRECRACKER PER ROOM (F)
                                    ---------------------------------------------------------------------
     No. of Rooms         10,525     $  78,354  $  80,283   $  82,223   $  84,164   $  86,115  $  88,067
---------------------------------------------------------------------------------------------------------
Price of Lessee/Management
  Company (g)                           30,000     30,000      30,000      30,000      30,000     30,000
Total Enterprise Value of
  Integrated Company                 $ 854,678  $ 874,981   $ 895,398   $ 915,828   $ 936,361  $ 956,900
---------------------------------------------------------------------------------------------------------

NET OPERATING INCOME OF INTEGRATED COMPANY(D)(H)         IMPLIED INTEGRATED COMPANY CAP RATES
                                    ---------------------------------------------------------------------
     1998A                 $ 67,900        7.9%       7.8%        7.6%        7.4%        7.3%       7.1%
     1999E                 $ 88,317       10.3%      10.1%        9.9%        9.6%        9.4%       9.2%
     2000E                 $ 97,103       11.4%      11.1%       10.8%       10.6%       10.4%      10.1%
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
ENTERPRISE VALUE OF INTEGRATED COMPANY PER ROOM (F)
                                    ---------------------------------------------------------------------
     No. of  Rooms        10,525      $ 81,205   $ 83,134    $ 85,073    $ 87,015    $ 88,965   $ 90,917
---------------------------------------------------------------------------------------------------------

(a) Assumes conversion of all outstanding OP units and treats stock options and warrants using the treasury method (i.e., issuing new shares in an amount equal to the aggregate in the money value of such options and warrants outstanding).
(b) Net debt at 10/31/1999 estimated by Firecracker management. Assumes no dividend is paid in respect of second quarter.
(c) Convertible at $14.71. Preferred stock is redeemed at par.
(d) Based on projections dated 06/28/1999 prepared by independent consultants hired by Firecracker management at the direction of the Special Committee.
(e) Lease revenue less property taxes and insurance less general and administrative expense. Does not include cost of withdrawn debt offering of

    $1.45 million in 1998 or loss on the sale of hotel properties of $489,500 in 1999.
(f) Includes new builds.
(g) In conjunction with a Superior Proposal, Firecracker has the right to purchase the Lessee and the Management Company at a purchase price of $30 million.
(h) Gross operating profit less 4% FF&E reserves, 3% management fee, franchise fees, real estate taxes, property insurance and ground lease payments, plus additional income from laundry, telephone contracts from certain assets, and accounting fee reimbursements.

[GOLDMAN SACHS LOGO]